                                                                    Exhibit 99.3

                          DISNEY SALARIED SAVINGS AND
                                INVESTMENT PLAN

                         REPORT ON FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999

                  DISNEY SALARIED SAVINGS AND INVESTMENT PLAN

                         INDEX TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999


                                                                            Page
                                                                            ----
Report of Independent Accountants                                            F-2

Financial Statements:

 Statements of Net Assets Available for Benefits as of
   December 31, 2000 and 1999                                                F-3

 Statement of Changes in Net Assets Available for Benefits
   For the year ended December 31, 2000                                      F-4

 Notes to Financial Statements                                               F-5


Other schedules required by the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------



To the Participants and Plan Administrator of the Disney Salaried Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Disney Salaried Savings and Investment Plan (the "Plan") at December 31, 2000 and 1999, and the changes in net assets available for benefits for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



June 15, 2001

                  DISNEY SALARIED SAVINGS AND INVESTMENT PLAN

                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                                 (In thousands)

                                                          December 31,
                                                       ------------------
                                                         2000      1999
                                                       --------  --------
Assets
 Investments in master trust***:
  At fair value:
   The Walt Disney Company Common Stock Fund*,**       $376,998  $383,635
   Shares of registered investment companies:
    Fidelity Institutional Short-Intermediate
     Government Portfolio Fund                                -    36,657
    Fidelity Magellan Fund*                             152,903   164,824
    PIMCO Total Return Fund                              16,653    13,418
    Fidelity Growth & Income Portfolio Fund*            115,474   121,203
    Sequoia Fund                                         37,118    32,965
    Fidelity Diversified International Fund              19,481    15,875
    Putnam New Opportunities Fund                        36,884    30,646
    Fidelity Asset Manager Fund                           1,037         -
    Fidelity US Equity Index Pool                         1,843         -
    Fidelity Retirement Money Market Portfolio Fund      36,739         -
    MAS Small Cap Value Portfolio-Adviser Class           1,191         -
   Participant Loans                                     17,077    16,194
                                                       --------  --------

   Total investments                                    813,398   815,417
                                                       --------  --------

 Receivables:
  Participants' contributions                             5,048     2,584
  Employer's contribution                                 1,235       646
  Interest income                                           110        50
                                                       --------  --------

   Total receivables                                      6,393     3,280
                                                       --------  --------

 Net assets available for benefits                     $819,791  $818,697
                                                       ========  ========

* Investment balance represents 5% or more of the Plan's net assets available for benefits.

**   Nonparticipant-directed

*** Investments at December 31, 1999 were not included in a master trust. A master trust was established on April 1, 2000 (See Note 8).



   The accompanying notes are an integral part of these financial statements.

                  DISNEY SALARIED SAVINGS AND INVESTMENT PLAN

           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                 (In thousands)

                                                        For the Year Ended
                                                           December 31,
                                                               2000
                                                        ------------------
Additions to net assets attributed to:

 Investment income(loss):
   Dividends                                                  $ 36,598
   Interest                                                      1,340
   Net depreciation in fair value of
     investments                                               (60,206)
                                                              --------

                                                               (22,268)
                                                              --------

 Contributions:
   Participant                                                  74,675
   Employer                                                     17,245
                                                              --------

                                                                91,920
                                                              --------

 Total additions                                                69,652
                                                              --------

Deductions from net assets attributed to:

 Benefits paid to participants                                  59,908
 Administrative expenses                                            66
                                                              --------

 Total deductions                                               59,974
                                                              --------

Net increase                                                     9,678

 Transfer of assets to the GO.com Savings and
  Investment Plan (Note 1)                                      (8,584)
                                                              --------

Net increase including transfer                                  1,094

Net assets available for benefits:
 Beginning of year                                             818,697
                                                              --------

 End of year                                                  $819,791
                                                              ========


   The accompanying notes are an integral part of these financial statements.

                  DISNEY SALARIED SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS


                         (Tabular dollars in thousands)


1.  Description of the Plan
---------------------------

General
The Walt Disney Company (the "Company") implemented the Disney Salaried Savings and Investment Plan (the "Plan") on January 1, 1985. The Plan is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). For further information regarding the Plan, refer to the Summary Plan Description.

Administration of the Plan
The Board of Directors of the Company has appointed the Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the "Committee" or "Plan Administrator") to administer the Plan, interpret its provisions and resolve all issues arising in the administration of the Plan.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Institutional Retirement Services Company ("Fidelity" or the "Trustee"). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of administration.

Administrative expenses of the Plan, such as benefit plan consultation fees (exclusive of brokerage commissions on the purchase or sale of Company stock) may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation
Participation in the Plan is available to all domestic salaried employees of the Company and its subsidiaries participating in the Plan who are regularly scheduled to work 1,000 hours or more during a year. To be eligible, employees must be age 18 or older and have completed one year of employment during which they must also work at least 1,000 hours.

The Plan accepts direct cash rollovers from other qualified plans regardless of whether the employee has met the one-year eligibility requirement. However, such funds are not available for hardship distributions or loans until after the employee has met the one-year eligibility requirement and has become a participant of the Plan.

Transfer of Assets
During April 2000, $8,584,375 was transferred into the GO.com Savings and Investment Plan (a defined contribution plan sponsored by the Company) related to participants who had been previously transferred to the employ of Go.com.

                  DISNEY SALARIED SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)




1.  Description of the Plan (continued)
---------------------------------------

Contributions
Participants are permitted to authorize income deferrals in whole percentages, up to 15 percent of their base compensation on a pre-tax basis, through weekly payroll deductions. A participant's total tax-deferred contributions and the Company's matching contributions, in any Plan year, cannot exceed the limits provided under Section 415 of the Code.

Effective January 1, 1987, the Plan ceased to accept voluntary post-tax contributions. Post-tax contributions made prior to January 1, 1987 may remain in the Plan and continue to share in the Plan's investment results on a tax-deferred basis. Income earned on voluntary contributions is not taxable for Federal income tax purposes until withdrawal and such post-tax contributions are recovered tax-free when withdrawn or distributed.

The Company currently contributes a matching amount equal to 50 percent of the first 4 percent of compensation a participant contributes to the Plan. The Company may make matching contributions either in cash, which is invested exclusively in the Company's common stock, or directly in shares of the Company's common stock and, at its discretion, the Company may change the level of matching contributions or cease making matching contributions.

Vesting
Participants are fully vested immediately in all contributions including the Company's matching contributions made to the Plan and all earnings thereon.

Investments
Participants may direct the investment of their contributions in any one or more investment funds established for the Plan. Participants may elect to change the investment of their contributions or to transfer all or part of their account balances (excluding Company matching contributions) among the various investment funds. Such elections must be made in 1 percent increments.

Benefits, Distributions and Withdrawals
A participant's entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participants' account balances under $5,000 are automatically distributed within 90 days following the participant's severance date. The participant has 60 days following the participant's severance date to elect whether or not to rollover the funds into an IRA or another qualified plan. If no election is made, the funds will be distributed to the participant less 20 percent for federal withholding tax. Participants with account balances of $5,000 or more may elect a distribution at any time following termination, before age 65. All amounts must be distributed when the participant reaches age 65.

                  DISNEY SALARIED SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)




1.  Description of the Plan (continued)
---------------------------------------

Benefits, Distributions and Withdrawals (continued)
Under Section 401(k) of the Code, in service withdrawals of tax-deferred contributions by participants are available only in amounts necessary to satisfy a financial hardship and will be made if the Committee determines that the reason for the hardship complies with applicable requirements under the Code.
A participant may withdraw his or her post-tax contributions twice each Plan year. The minimum amount of each post-tax contribution withdrawal is $500.

Loans
Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of off-set. Voluntary post-tax contributions and any earnings thereon are not available for loans. Participants may borrow up to 50 percent of their account balance not to exceed $50,000 in any consecutive twelve month period. A participant may only have one loan outstanding.

Loans may have a term of up to four years. However, the term can be extended to ten years if the loan is used to acquire or construct a principal residence of the participant. The interest rate on loans is currently prime plus 1 percent.

Plan Amendment or Termination
The Company reserves the right to amend or modify, at any time, the provisions of the Plan. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant's account at the time of liquidation.

2.  Summary of Significant Accounting Policies
----------------------------------------------

Basis of Accounting
The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Contribution Policy
Contributions are recorded in the period during which the Company makes payroll deductions from the employees' earnings. Company contributions are recorded in the same period.

                  DISNEY SALARIED SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)



2.  Summary of Significant Accounting Policies (continued)
----------------------------------------------------------

Investment Valuation and Income Recognition
Investments in securities traded on national security exchanges are valued on the basis of the closing price on the last trading day of the year. Investments in commingled funds are valued at the redemption prices established by the Trustee, which are based on the market value of the fund assets. Participant loans are valued at cost which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net Appreciation/Depreciation in Fair Value of Investments
The net appreciation or depreciation in the fair value of investments disclosed in the Statement of Changes in Net Assets Available for Benefits consists of realized gains or losses and unrealized appreciation (depreciation) on investments.

Payment of Benefits
Benefits are recorded when paid.

Recent Accounting Pronouncements
Effective January 1, 2001, the Plan is required to adopt SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. This standard establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. All derivatives are required to be recognized in the statement of net assets available for benefits as either assets or liabilities and measured at fair value. The new standard will not have a material impact on the Plan's financial statements.

3.  Investments
---------------

During 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value as follows:

     The Walt Disney Company Common Stock Fund      $  (1,546)
     Shares of registered investment companies        (58,660)
                                                       ------
                                                    $ (60,206)
                                                       ======

                  DISNEY SALARIED SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)




4.  Nonparticipant-Directed Investments
---------------------------------------

Information about the significant components of the changes in net assets relating to the nonparticipant-directed investment (The Walt Disney Company Common Stock Fund) is as follows:

                                                    Year Ended
                                                   December 31,
                                                       2000
                                                   ------------
Changes in Net Assets:
     Contributions                                    $ 37,202
     Dividends                                           2,674
     Net depreciation                                   (1,546)
     Benefits paid to participants                     (28,609)
     Administrative expenses                               (13)
     Net transfers to participant-directed
      investments                                      (13,239)
     Transfer of assets to the Go.com
      Savings and Investment Plan                       (3,106)
                                                      --------
                                                      $ (6,637)
                                                      ========

5.  Income Taxes
----------------

The Company has received an Internal Revenue Service determination letter dated June 18, 1996 stating that the Plan qualifies under Section 401(a) of the Code and is therefore exempt from Federal income tax under Section 501(a) of the Code. Since the Plan is qualified under Section 401(a) of the Code, under applicable state law it is also exempt from state income taxes. The Plan Administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Accordingly, no provision for income taxes is made in the accompanying financial statements.

6.  Related Party Transactions
------------------------------

Certain Plan investments are shares of mutual funds managed by Fidelity. Fidelity is the trustee as defined by the Plan, and, therefore, these transactions qualify the Trustee as a party-in-interest for which a statutory exemption exists. Fees paid by the Plan to the Trustee amounted to $66,141 for the year ended December 31, 2000.

                  DISNEY SALARIED SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


7.  Reconciliation of Financial Statements to Form 5500
-------------------------------------------------------

The following is a reconciliation of net assets available for benefits according to the financial statements to Form 5500:

                                                                      December 31,
                                                                   -------------------
                                                                     2000       1999
                                                                   --------   --------
Net assets available for benefits per the
  financial statements                                             $819,791   $818,697
Amounts allocated to withdrawing
  participants                                                         (671)      (292)
                                                                   --------   --------
Net assets available for benefits per
  Form 5500                                                        $819,120   $818,405
                                                                   ========   ========

The following is a reconciliation of benefits paid to participants according to the financial statements to Form 5500:

                                                                             Year Ended
                                                                             December 31,
                                                                                2000
                                                                            ------------
Benefits paid to participants per the
 financial statements                                                          $59,908
Add: Amounts allocated to withdrawing participants
 at December 31, 2000                                                              671
Less: Amounts allocated to withdrawing participants
 at December 31, 1999                                                             (292)
                                                                               -------

Benefits paid to participants per Form 5500                                    $60,287
                                                                               =======

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2000 but not yet paid as of that date.

                  DISNEY SALARIED SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


8.  Investment in Disney 401(k) Master Trust
--------------------------------------------

Effective April 1, 2000, the trust agreement between the Company and the Trustee was converted to a master trust agreement to include the investments of the Go.com Savings and Investment Plan. Effective June 1, 2000, the master trust agreement, known as the Disney 401(k) Master Trust, accepted the investments of the Employee Profit Sharing Plan of ABC, Inc., the ABC, Inc. Savings & Investment Plan, and the Disney Hourly Savings and Investment Plan, which are defined contribution plans sponsored by the Company. Each participating plan has a specific interest in the Master Trust. Assets of the Master Trust are allocated to the participating plans according to the elections of participants within each plan. At December 31, 2000, the Plan's interest in the net assets of the Master Trust was approximately 39.5%. Investment income of the Master Trust for the nine months ended December 31, 2000 was allocated based upon each Plan's interest within each of the investment funds held by the Master Trust.

Investments held by the Master Trust are as follows:

                                                                       December 31, 2000
                                                                       -----------------
Investments, at fair value:
  The Walt Disney Company Common Stock Fund                               $  817,279
  The Go.com Stock Fund                                                          791
  Shares of registered investment companies                                1,210,143
  Participant loans                                                           30,915
                                                                          ----------
 Total                                                                    $2,059,128
                                                                          ==========

The investment income(loss) of the Master Trust is as follows:

                                                                       For the nine months
                                                                    Ended December 31, 2000
                                                                    -----------------------
Investment Income(Loss):
  Interest and dividends                                                   $ 101,848
  Net depreciation                                                          (482,160)
                                                                           ---------
Total                                                                      $(380,312)
                                                                           =========


The net (depreciation)/appreciation (including net realized gains/losses) in the fair value of the investments held by the Master Trust is as follows:

                                                                       For the nine months
                                                                    Ended December 31, 2000
                                                                    -----------------------
Net (Depreciation)/Appreciation:
  The Walt Disney Company Common Stock Fund                                $(351,386)
  The Go.com Stock Fund                                                       (1,463)
  Shares of registered investment companies                                 (129,311)
                                                                           ---------
Total                                                                      $(482,160)
                                                                           =========